Exhibit 23

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84251) of Steelcase Inc. of our report dated July 25, 2003, appearing in this Annual Report on Form 11-K of the Steelcase Inc. 401(k) Retirement Plan for the year ended February 28, 2003.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
August 26, 2003